Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:                                                                    February 28, 2006

Contact:                                                   Anne-Marie Wright, Director, Corporate Communications

Phone:                                                           (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1681

MERIT MEDICAL REPORTS RECORD SALES FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

                SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

                For the fourth quarter of 2005, the Company reported record revenue of $42.7 million, a 9% increase over $39.3 million for the fourth quarter of 2004. Net income for the fourth quarter was $3.7 million, or $0.13 per share. This compares to net income of $4.3 million, or $0.16 per share, reported in the fourth quarter of 2004. Earnings per share for the fourth quarter of 2005 were negatively impacted by a reduction in gross margins due to the start-up of new facilities and equipment, the increased cost of direct labor, higher overhead expenses, and new product launches; a 1.3% reduction resulting from the new procedure tray business in Richmond, Virginia; and a 1.1% reduction due to the expense of the one-time adoption of SFAS No. 151, Inventory Costs. Earnings per share were also affected by the hiring of new sales people and increased costs relating to research and development and product introductions.

                For the year ended December 31, 2005, the Company reported record revenue of $166.6 million, a 10% increase over $151.4 million in revenue reported for the year ended December 31, 2004. In addition, the Company reported net income of $15.8 million, or $0.57 per share, for calendar year 2005. This compares to net income of $17.9 million, or $0.65 per share, for calendar year 2004. Earnings per share for 2005 were affected by a reduction in gross margins due to the factors listed above as well as a 1.4% decline resulting from the new procedure tray business in Richmond. Net income for 2004 included a severance expense, costs relating to Sarbanes-Oxley compliance, and a gain from a litigation settlement for a total of approximately $792,000 (net of tax), or $0.03 per share.

                For the fourth quarter of 2005, catheter sales rose 27%; stand-alone devices increased 7%; inflation devices rose 5%; and custom kits decreased 3%. Sales of procedure trays contributed  3.5% to sales.

                Sales of every category of Merit’s products grew for the year ended December 31, 2005, compared with the year ended December 31, 2004. Catheter sales rose 17%; stand-alone devices increased 9%; custom kits rose 6%; and inflation devices rose 5%. Sales of procedure trays contributed  2.4% to total sales.

                “We have added capacity, we are releasing new products at a record pace, and we have hired and trained additional sales people in preparation for significant growth,” said Fred P. Lampropoulos, Merit’s Chairman and CEO. “We believe our strategy is sound and that we will see better performance across the board as we start to realize a return on our investments, especially when sales and production ramp up. All in all, we are excited about the plan we have set out to accomplish, and we believe our investments will accelerate future growth.”

                Gross margins were down from 43.9% of sales in the fourth quarter of 2004 to 38.8% of sales in the fourth quarter of 2005. Gross margins were down from 44.6% of sales for calendar year 2004 to 41.5% of sales for calendar year 2005. The gross margin decline in the fourth quarter and the year ended December 31, 2005 was due primarily to the factors listed above, compared to the fourth quarter and year ended December 31, 2004.

                Selling, general and administrative expenses were 22.3% and 23.2% of sales for the fourth quarter and calendar year 2005, respectively, compared with 23.6% and 23.2% of sales for the comparable periods of 2004.

                Research and development costs were 4.5% and 4.2% of sales, respectively, for the fourth quarter and year ended December 31, 2005, compared to 3.6% and 3.4% of sales for the comparable periods of 2004. The increase in R&D was related primarily to R&D head count additions and indirect costs to support an increase in the number of products launched by the Company.

                Merit’s effective tax rates for the fourth quarter and calendar year 2005 were 28.0% and 34.0%, respectively, compared to 36.7% and 36.0% for the same periods of 2004. The decrease in the effective tax rate for 2005 over 2004 was the result of the reimbursement by the Company of costs incurred by its Irish operation for the development of two new products that are taxed at a lower income tax rate than in the United States.

                The Company’s cash position decreased to $4.6 million on December 31, 2005, compared to $33.0 million on December 31, 2004. This decrease is due primarily to investments the Company made in new facilities and equipment in South Jordan and Richmond.

                Management is currently engaged in developing and refining its budgets for 2006, which are expected to include overhead related to increased capacity as well as the assimilation of Merit’s recent MCTec acquisition. Therefore, management is not providing 2006 sales or earnings guidance at this time, but anticipates that it will provide guidance on or before March 31, 2006.

INCOME STATEMENT

(Unaudited, in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

SALES	$42,682	$39,339	$166,585	$151,398

COST OF SALES	26,113	22,083	97,493	83,908

GROSS PROFIT	16,569	17,256	69,092	67,490

OPERATING EXPENSES
Selling, general and administrative	9,536	9,282	38,579	35,071
Research and development	1,910	1,405	6,992	5,079
Total	11,446	10,687	45,571	40,150

INCOME FROM OPERATIONS	5,123	6,569	23,521	27,340

OTHER INCOME (EXPENSE)
Litigation settlement				100
Interest income	67	156	491	556
Interest expense	(1)	(1)	(18)	(6)
Miscellaneous income	(57)	61	(94)	16
Total Other Income - net	9	216	379	666

INCOME BEFORE INCOME TAX EXPENSE	5,132	6,785	23,900	28,006

INCOME TAX EXPENSE	1,436	2,488	8,122	10,074

NET INCOME	$3,696	$4,297	$15,778	$17,932

EARNINGS PER SHARE-
Basic	$0.14	$0.16	$0.59	$0.68
Diluted	$0.13	$0.16	$0.57	$0.65

AVERAGE COMMON SHARES-
Basic	27,239,784	26,454,335	26,848,447	26,300,773
Diluted	28,048,195	27,491,075	27,847,122	27,690,668

BALANCE SHEET

(Unaudited, in thousands)

	December 31,
	2005	2004
ASSETS

Current Assets
Cash	$4,645	$33,037
Trade receivables, net	25,433	19,724
Employee receivables	116	94
Other receivables	108	63
Inventories	32,080	23,096
Prepaid and other assets	1,023	797
Deferred income tax assets	28	56
Income tax refund receivables	977
Total Current Assets	64,410	76,867

Property and equipment, net	85,618	52,492
Patents, trademarks and license agreements, net	3,342	1,990
Goodwill	6,415	5,570
Other assets	2,363	1,822
Note receivable		1,000
Deposits	99	136
Total Assets	$162,247	$139,877

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$2	$7
Trade payables	10,254	10,728
Accrued expenses	8,549	8,467
Advances from employees	316	221
Deferred taxes payable	1,141	227
Income taxes payable	455	2,273
Total Current Liabilities	20,717	21,923

Deferred income tax liabilities	4,166	2,580
Long-term debt	2	5
Deferred compensation payable	2,363	1,702
Deferred credits	2,415	2,615
Other long-term obligations	100
Total liabilities	29,763	28,825

Stockholders’ Equity
Common stock	48,198	42,559
Retained earnings	84,668	68,891
Accumulated other comprehensive loss	(382)	(398)
Total stockholders’ equity	132,484	111,052

Total Liabilities and Stockholders’ Equity	$162,247	$139,877

CONFERENCE CALL

                Merit Medical invites all interested parties to participate in its fourth quarter and year-end conference call today, February 28, 2006, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 800-257-1836, and the international number is 303-262-2050. A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

                During the conference call, 2005 results will be discussed in more detail.

ABOUT MERIT

                Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals. Merit employs approximately 1,590 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; Venlo, The Netherlands; and Galway, Ireland.

                Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2004 and quarterly reports on Forms 10-Q filed during the year ended December 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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